As filed with the Securities and Exchange Commission on February 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Snap Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5452795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2772 Donald Douglas Loop North

Santa Monica, California 90405

(310) 399-3339

(Address of principal executive offices) (Zip code)

Snap Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Evan Spiegel

Chief Executive Officer

Snap Inc.

2772 Donald Douglas Loop North

Santa Monica, California 90405

(310) 399-3339

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael O’Sullivan

Atul Porwal

Snap Inc.

2772 Donald Douglas Loop North

Santa Monica, California 90405

(310) 399-3339

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.00001 per share	65,888,013 (2)	$6.73 (3)	$443,426,328	$53,744
Total	65,888,013		$443,426,328	$53,744
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of Registrant’s Class A common stock that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.

(2)

Represents 65,888,013 additional shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2019 pursuant to an annual “evergreen” increase provision contained in the 2017 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2017 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2018 and continuing through January 1, 2027, by the lesser of (a) 5.0% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year, and (b) a number of shares determined by the Registrant’s board of directors.

(3)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on January 31, 2019.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed to register an additional 65,888,013 shares of Class A common stock under the 2017 Equity Incentive Plan (the “2017 Plan”) as a result of an evergreen provision in the 2017 Plan providing that the total number of Class A common stock shares reserved for issuance under the 2017 Plan will be automatically increased as of the first day of each fiscal year, starting on January 1, 2018.

These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statement on Forms S-8 (File No. 333-216495 and File No. 333-224591) (the “Prior Registration Statements”) were filed with the Securities and Exchange Commission on March 7, 2017 and May 2, 2018, respectively. In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made a part of this Registration Statement on Form S-8.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this Registration Statement, (i) Cooley LLP beneficially owns an aggregate of 6,000 shares of the Registrant’s Class A common stock, (ii) GC&H Investments, LLC, an entity comprised of partners and associates of Cooley LLP, beneficially owns an aggregate of 14,941 shares of the Registrant’s Class A common stock, and (iii) certain partners of Cooley LLP beneficially own an aggregate of 11,287 shares of the Registrant’s Class A common stock.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Snap Inc.	S-1	333-215866	3.2	February 2, 2017

4.2	Amended and Restated Bylaws of Snap Inc.	10-K	001-38017	3.2	February 6, 2019

4.3	Form of Class A Common Stock Certificate.	S-1	333-215866	4.1	February 2, 2017

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Snap Inc. 2017 Equity Incentive Plan.	S-8	333-216495	99.7	March 7, 2017

99.2	Forms of global stock option grant notice, stock option agreement and notice of exercise under the Snap Inc. 2017 Equity Incentive Plan.	S-8	333-224591	99.2	May 2, 2018

99.3	Forms of global restricted stock unit grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	S-8	333-219899	10.1	August 11, 2017

99.4	Forms of restricted stock award grant notice and award agreement under the Snap Inc. 2017 Equity Incentive Plan.	10-Q	001-38017	10.4	October 26, 2018
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 6th day of February, 2019.

SNAP INC.

By:	/s/ Evan Spiegel
Evan Spiegel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evan Spiegel, Michael O’Sullivan, and Atul Porwal, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan Spiegel	Chief Executive Officer and Director	February 6, 2019
Evan Spiegel	(Principal Executive Officer)

/s/ Robert Murphy	Director and Chief Technology Officer	February 6, 2019
Robert Murphy

/s/ Lara Sweet	Chief Financial Officer	February 6, 2019
Lara Sweet	(Principal Financial and Accounting Officer)

/s/ Joanna Coles	Director	February 6, 2019
Joanna Coles

/s/ A.G. Lafley	Director	February 6, 2019
A.G. Lafley

/s/ Michael Lynton	Director	February 6, 2019
Michael Lynton

/s/ Stanley Meresman	Director	February 6, 2019
Stanley Meresman

/s/ Scott D. Miller	Director	February 6, 2019
Scott D. Miller

/s/ Poppy Thorpe	Director	February 6, 2019
Poppy Thorpe

/s/ Christopher Young	Director	February 6, 2019
Christopher Young